CUSIP No.	Not Applicable	Page	10	of	10
AGREEMENT OF JOINT FILING
     The parties listed below agree that the Amendment No. 24 to Schedule 13D to which this agreement is attached as an exhibit, and all further amendments thereto, shall be filed on behalf of each of them. This Agreement is intended to satisfy Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in any number of counterparts, each of them shall be deemed an original, but all of which together shall constitute one and the same instrument.

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC. (General Partner)

AIMCO-GP, INC.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

INSIGNIA PROPERTIES, L.P.

By:	AIMCO/IPT, Inc. (General Partner)

AIMCO/IPT, INC.

MADISON RIVER PROPERTIES, L.L.C.

By:	/s/ Martha L. Long

Senior Vice President
of each of the foregoing entities